Exhibit 99.1

February 21, 2007

IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
(410) 260-2000

Severn Bancorp, Inc. Announces 10% Stock Dividend

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a 10% stock dividend. The new shares will be distributed on March 29, 2007 to all shareholders of record as of March 15, 2007.
With over $900 million in assets, Severn Savings Bank, FSB is a community bank offering a full range of deposit products, with a focus on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. A fourth branch at 200 Westgate Circle will open later this month. Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, (410) 260-2000: mmeekins@severnbank.com or skirkley@severnbank.com.